FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS FOURTH QUARTER AND
YEAR-END RESULTS

Management Revises 2009 Guidance Primarily Due to Continued Strength of the Dollar

New York, New York, March 11, 2009 -- Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Compared to Fourth Quarter 2007
•	Net sales declined nearly 16% to $100.4 million compared to $119.4 million; at comparable foreign currency exchange rates, net sales declined 9%;
•	Sales by European based operations were $83.2 million, or 14% lower than last year’s $96.6 million;
•	U.S. based operations generated $17.2 million in sales, down 24% from $22.8 million;
•	Gross margin was 57% compared to 58% in the fourth quarter of 2007;
•	S, G & A expense as a percentage of sales was 42% compared to 44%;
•	Operating margin was 13.7% for both periods;
•	Net income was $5.1 million compared to $8.6 million; and,
•	Diluted earnings per share were $0.17 compared to $0.28.

2008 Full Year Results Compared to 2007 Full Year Results
•	Net sales rose 15% to $446.1 million from $389.6 million; at comparable foreign currency exchange rates, net sales for 2008 were up 12%;
•	Sales by European based operations were $386.4 million, up 17% compared to $330.8 million;
•	U.S. based operations generated $59.7 million in sales, up 1% from $58.8 million;
•	Gross margin was 57% compared to 59% in 2007;
•	S, G & A expense as a percentage of sales was 45% compared to 47%;
•	Operating margin was 11.4% compared with 12.2%;
•	Net income was $23.8 million for both periods; and,
•	Diluted earnings per share were $0.77 compared to $0.76.

Unusual Fourth Quarter Items
Net income and diluted earnings per share for the three months and year ended December 31, 2008 were negatively affected by three (non-cash) items which reduced income before income taxes and minority interests by $2.6 million and reduced net income by $1.5 million or $0.05 per diluted share:

•
In performing our annual goodwill impairment evaluation, we determined that Nickel skin care product sales continued to be lower than we originally anticipated. Therefore, we recorded an impairment loss of $0.9 million in 2008. A similar charge of $0.9 million was also incurred in 2007.

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Inter Parfums, Inc. News Release	Page 2
March 11, 2009

•
As a result of the dramatic strengthening of the U.S. dollar during the fourth of 2008, Inter Parfums entered into $90 million of foreign currency forward exchange contracts to hedge certain of its 2009 sales that are expected to be invoiced in U.S. dollars. The portion of the fair value of the foreign currency forward exchange contract attributable to the change in spot-forward difference is required to be reported in current period earnings. As of December 31, 2008, the Company recorded a charge of approximately $0.8 million relating to the change in spot-forward difference.

•
In connection with certain debt facilities, the Company had previously entered into interest rate swap transactions.  These swaps are recorded at fair value and changes in fair value are reflected in earnings. As a result of the steep decline in interest rates during the fourth quarter of 2008, the Company recorded a charge to interest expense of approximately $0.8 million relating to the change in the fair value of interest rate swaps.

Jean Madar, Chairman of the Board and Chief Executive Officer, stated, “As we reported in January, the three largest brands within our European based operations all showed strong growth in local currency in 2008. Burberry sales were up 10% from 2007. Also, year-over-year, sales of Lanvin and Van Cleef & Arpels products rose 17%, and 77%, respectively. Sales by our U.S. based operations included first time sales of the new Brooks Brothers fragrance collection, Brooks Brothers New York, and the international distribution of Gap and Banana Republic personal care products.  The year-over-year sales increase was modest because our 2007 U.S. based product sales included the initial rollout of personal care products to Gap, Inc.’s North American stores as well as the initial launch of personal care products for all New York & Company stores.”

2009 Overview
Discussing plans for 2009, he went on to say, “For our European based operations, we have a strong line-up of new product launches in the works.  The global launch of Burberry The Beat for men is now underway.  We also have men’s fragrances launching for Quiksilver, Paul Smith and Lanvin.  A new limited edition Van Cleef & Arpels scent for women is also debuting this year.”

Moving on to U.S. operations, Mr. Madar noted, “Next month, a new Gap fragrance, Close, will be sold at Gap and Gap Body stores nationwide, followed by international distribution in approximately 5,000 doors.  For the Banana Republic brand, we have new fragrances for men and women debuting in North America in late August or early September with international rollout shortly thereafter.”

He continued, “Our bebe signature fragrance will be unveiled at bebe stores in the U.S. in August, followed by worldwide distribution later in the third quarter. In addition to a new fragrance introduction in the spring called Black Fleece, we have the Brooks Brothers New York collection for men and women slated for its international launch in the second half of 2009. While we have discontinued the bath and body program for New York & Company stores, we plan to introduce a new fragrance for New York & Company in the second half of 2009.”

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Inter Parfums, Inc. News Release	Page 3
March 11, 2009

Russell Greenberg, Executive Vice President & Chief Financial Officer, discussing current economic trends and their impact on Inter Parfums stated, “The recent economic challenges and uncertainties in a number of countries where we do business, including the United States, have begun to impact our business.  The financial crisis is global in scale and has negatively affected consumer demand, which is having an adverse impact on our distributors and on retailers.  As a result, distributors and retailers are carrying less inventory than usual, and have changed their ordering patterns.

“In response,” Mr. Greenberg continued, “we are reviewing our plans and taking actions to mitigate the impact of these conditions.  Advertising and promotional budgets are being adjusted to align our spending with anticipated sales.  In addition, we are implementing cost saving initiatives to right size our staff and maintain long-term profitable growth.  As part of our strategy, we plan to continue to make investments behind fast-growing markets and channels to grow market share.”

Management’s Revised 2009 Guidance
As a result of the global economic crisis, as well as the continued strength of the U.S. dollar relative to the euro, we are revising our 2009 guidance to net sales of $390 million, with net income of approximately $21.0 million or $0.70 per diluted share, assuming the dollar remains at current levels.

Cash Dividend
Inter Parfums also announced that its Board of Directors declared a regularly quarterly cash dividend.  The first cash dividend for 2009 of $0.033 per share is to be paid on April 15, 2009 to shareholders of record on March 31, 2009.

Conference Call
Inter Parfums’ management will host a conference call at 11:00 am ET on Thursday, March 12, 2009.  Interested parties may participate by calling 706-679-3037 approximately 10 minutes before the start time. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company’s web site at www.interparfumsinc.com.  To listen to the live call, please go to the web site in advance to register, and if needed, download any necessary audio software.  The conference call will be archived for approximately 90 days at the web site.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Paul Smith, S.T. Dupont, Christian Lacroix and Quiksilver/Roxy.  The Company also owns Lanvin Perfumes and Nickel, a men’s skin care company.  It also produces personal care products for specialty retailers under exclusive agreements with Gap, Banana Republic, New York & Company, Brooks Brothers and bebe stores.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products.  The Company’s products are sold in over 120 countries worldwide.

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Inter Parfums, Inc. News Release	Page 4
March 11, 2009

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. or Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com

(See Accompanying Tables)

Inter Parfums, Inc. News Release	Page 5
March 11, 2009
Inter Parfums, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Share and Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net sales	$100,352	$119,354	$446,124	$389,560

Cost of sales	43,530	50,080	191,915	160,137

Gross margin	56,822	69,274	254,209	229,422

Selling, general and administrative	42,140	52,034	202,264	181,224
Impairment loss	936	868	936	868

Income from operations	13,746	16,372	51,009	47,331
Other expenses (income):
Interest	2,075	1,507	4,940	3,667
Loss on foreign currency	1,117	115	1,380	219
Interest and dividend income	(134)	(1,393)	(1,745)	(3,166)
Gain on subsidiary’s issuance of stock	--	(26)	--	(665)

	3,058	203	4,575	55

Income before income taxes and minority interest	10,688	16,169	46,434	47,276

Income taxes	4,071	6,260	16,312	16,675

Net income before minority interest	6,617	9,909	30,122	30,601

Minority interest in net income of consolidated subsidiary	1,520	1,294	6,357	6,784

Net income	$5,097	$8,615	$23,765	$23,817

Net income per share:
Basic	$0.17	$0.28	$0.78	$0.78
Diluted	$0.17	$0.28	$0.77	$0.76
Weighted average number of shares outstanding:
Basic	30,503,737	30,646,528	30,621,070	30,666,141
Diluted	30,503,737	30,931,239	30,777,985	31,004,299

Inter Parfums, Inc. News Release	Page 6
March 11
Inter Parfums, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data

Assets	2008	2007
Current assets:
Cash and cash equivalents	$42,404	$90,034
Accounts receivable, net	120,507	118,140
Inventories	123,633	106,022
Receivables, other	2,904	5,928
Other current assets	10,034	5,253
Income tax receivable	1,631	168
Deferred tax assets	3,388	4,300
Total current assets	304,501	329,845
Equipment and leasehold improvements, net	7,670	7,262
Trademarks, licenses and other intangible assets, net	104,922	101,577
Goodwill	5,470	6,715
Other assets	2,574	653
Total assets	$425,137	$446,052
Liabilities and Shareholders’ Equity
Current liabilities:
Loans payable – banks	$13,981	$7,217
Current portion of long-term debt	13,352	16,215
Accounts payable - trade	66,236	88,297
Accrued expenses	35,368	35,507
Income taxes payable	442	3,023
Dividends payable	996	1,026
Total current liabilities	130,375	151,285
Deferred tax liability	11,562	4,664
Long-term debt, less current portion	27,691	43,518
Minority interest	51,308	53,925
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares;
none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares;
outstanding 30,168,939 and 30,798,212 shares
at December 31, 2008 and 2007, respectively	30	31
Additional paid-in capital	41,950	40,023
Retained earnings	168,025	147,995
Accumulated other comprehensive income	25,515	30,955
Treasury stock, at cost, 9,966,379 and 9,303,956 common shares
at December 31, 2008 and 2007, respectively	(31,319)	(26,344)
Total shareholders’ equity	204,201	192,660
Total liabilities and shareholders’ equity	$425,137	$446,052